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                                                                    EXHIBIT 4.29

             ACKNOWLEDGMENT AND AMENDMENT TO STOCK TRADING AGREEMENT

     This Acknowledgment and Amendment to Stock Trading Agreement (this "AGREEMENT") is dated as of April 17, 2003 and is made by Electric City Corp., a Delaware corporation (the "COMPANY"), and Munder Power Plus Fund ("MUNDER").

                              W I T N E S S E T H:

     WHEREAS, MUNDER and the Company are parties to that certain Securities Purchase Agreement, dated as of April 17, 2003 (the "SECURITIES PURCHASE AGREEMENT") whereby the Company has agreed to sell and MUNDER has agreed to purchase shares of the Company's Common Stock (as therein defined) together with warrants to purchase additional shares of Common Stock (the "WARRANTS"); and

     WHEREAS, it is a condition precedent to the obligation of the Company to issue and sell, and the obligation of MUNDER to purchase, such shares of Common Stock and such Warrants that the Parties hereto enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

     1. DEFINED TERMS. Capitalized terms used in this Agreement which are not otherwise defined herein are used with the meanings given such terms in the Securities Purchase Agreement. In addition, the following additional term when used in this Agreement has the meaning indicated:

          "WARRANT SHARES" means any shares of Common Stock issued pursuant to exercise of the Warrants.

     2. AMENDMENT OF STOCK TRADING AGREEMENT. That certain Stock Trading Agreement dated as of December 16, 2002 between MUNDER and the Company (as amended hereby and as it may be further amended, restated, modified or supplemented and in effect from time to time, the "STOCK TRADING AGREEMENT"), is hereby amended by amending and restating the definition of Common Stock therein as follows:

          "COMMON STOCK" means and includes all shares of the Company's common stock, par value $0.0001 per share, which have been or hereafter are acquired by Munder pursuant to (i) the Munder Securities Purchase Agreement or the Common Stock Warrants issued to Munder pursuant to the Munder Securities Purchase Agreement, (ii) the Securities Purchase Agreement dated as of April 17, 2003 between Munder and the Company or the Common Stock Warrants issued to Munder pursuant to such Securities Purchase Agreement, or (iii) with respect to shares of the Company common stock described in clauses (i) and (ii) immediately preceding pursuant to any stock split, reverse stock split, stock dividend or other similar event, affecting the Company's common stock generally.

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     3.   TRADING RESTRICTIONS. MUNDER hereby agrees that the shares of Common
Stock and any Warrant Shares shall be subject to the provisions, terms, conditions and trading restrictions applicable to MUNDER under the Stock Trading Agreement, and further agrees that the Company shall be entitled to enforce MUNDER's obligations under this Agreement and the Stock Trading Agreement with respect to all such shares of Common Stock and all such Warrant Shares.

     4. LEGEND ON SHARE CERTIFICATES. MUNDER further agrees that all shares of Common Stock and all Warrant Shares that are subject to the terms and provisions of this Agreement and the Stock Trading Agreement shall, in addition to such legends as may be required by law and any other legend required by any agreement or document executed in connection with the Securities Purchase Agreement shall bear the following legend:

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          THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN
          REQUIREMENTS AS TO TRADING CONTAINED IN THE STOCK TRADING AGREEMENT, DATED AS OF DECEMBER 16, 2002, BETWEEN THE COMPANY AND THE HOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

     Upon the termination of the Stock Trading Agreement or for sales in conformance with the provisions of the Stock Trading Agreement, MUNDER (or the applicable purchaser) shall be entitled to receive, in exchange for any security bearing the legend regarding the Stock Trading Agreement, a security without such legend.

     5. INJUNCTIVE RELIEF. It is acknowledged that it is impossible to measure in money the damages that would be suffered if MUNDER fails to comply with the obligations imposed on it by this Agreement and that, in the event of any such failure, the Company would be irreparably damaged and would not have an adequate remedy at law. The Company shall, therefore, be entitled to injunctive relief and/or specific performance to enforce such obligations of MUNDER, and if any action should be brought in equity to enforce any of such provisions of this Agreement, MUNDER shall not raise the defense that there is an adequate remedy at law.

     6. GOVERNING LAW. Except as to matters governed by the General Corporation Law of the State of Delaware and decisions thereunder of the Delaware courts applicable to Delaware corporations, which shall be governed by such laws and decisions, this Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of Illinois.

     7. ENTIRE AGREEMENT; WAIVER. This Agreement together with the Stock Trading Agreement contain the entire agreement among the parties hereto with respect to the subject matter hereof. No waiver of any term or provision shall be effective unless in writing signed by the party to be charged in accordance herewith.

     8. BINDING EFFECT. This Agreement shall be binding on and inure to the benefit of the parties and, subject to the terms and provisions hereof, their respective legal representatives, successors and assigns.

     9. INVALIDITY OF PROVISION. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

     10. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be deemed but one and the same instrument and each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart for each of the parties hereto. Delivery by facsimile by any of the parties hereto of an executed counterpart of this Agreement shall be effective as an original executed counterpart hereof and shall be deemed a representation that an original

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executed counterpart hereof will be delivered.

     11. NOTICES. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when given in accordance with the provisions of the Stock Trading Agreement.

       [Balance of page intentionally left blank; signature page follows.]

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     IN WITNESS WHEREOF, the parties hereto have executed this Acknowledgment and And Amendment To Stock Trading Agreement as of the day and year first above written.


ELECTRIC CITY CORP.                     MUNDER POWER PLUS FUND, A
                                        SERIES OF THE MUNDER FUNDS, INC.


By:   /s/ John Mitola                   By:  /s/ Stephen Shenkenberg
    -----------------------------           --------------------------------
Name:  John Mitola                      Name:    Stephen Shenkenberg
                                               -------------------------------
Title: Chief Executive Officer          Title:   Vice President & Secretary
                                               -------------------------------

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